Contact:	Investors: Dory A. Kurowski Director, Corporate Affairs (914) 789-2818 dkurowski@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com

PROGENICS PHARMACEUTICALS INITIATES ORAL METHYLNALTREXONE PHASE 3 TRIAL IN PATIENTS WITH CHRONIC NON-CANCER PAIN

Tarrytown, NY, September 8, 2010 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the initiation of an international 700-patient, phase 3 trial of oral methylnaltrexone in patients with chronic, non-cancer pain who are experiencing constipation as a result of their opioid-pain management regimens. The goal of the study is to evaluate the safety and efficacy of oral methylnaltrexone to treat opioid-induced constipation (OIC) in this patient setting.

“An oral formulation of methylnaltrexone, if successfully tested and approved, would be an important addition to the RELISTOR® franchise,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive and Chief Science Officer. “We have been pleased in the testing of this formulation to date. We look forward to confirming these results in this phase 3 clinical trial.”

The phase 3 study will evaluate the oral formulation of methylnaltrexone that was tested in a formulation optimization clinical trial and reported on by Progenics on March 12, 2010. That trial examined the safety and activity of different dose levels of a tablet formulation of oral methylnaltrexone in subjects with chronic, non-cancer pain with a history of OIC receiving various opioid treatment regimens.

Phase 3 Study Design for Oral Methylnaltrexone

The phase 3 study is an international, randomized, double-blind, placebo-controlled trial and plans to enroll approximately 700 chronic, non-cancer pain patients experiencing OIC. Patients will be randomized to receive either placebo or one of three doses of oral methylnaltrexone. Following a two-week screening period, study participants will, on a blinded basis, receive oral methylnaltrexone or placebo once daily for four weeks, then continue, on a blinded basis, to receive oral methylnaltrexone or placebo on an as needed basis for eight additional weeks. The primary efficacy endpoint of the study is the proportion of subjects with a rescue-free bowel movement (RFBM) within four hours of receiving oral methylnaltrexone during the four-week blinded period.

The methylnaltrexone tablets to be used in this phase 3 trial were produced and supplied by Progenics’ former collaboration partner Wyeth* under the provisions of the termination of the collaboration between the two companies.

About Chronic Pain and OIC

Approximately 10 million patients a year in the U.S. are prescribed opioids for 30 days or more to manage their pain. In a multinational Internet-based survey of 322 patients with chronic pain taking daily oral opioids and laxatives, 81% of patients reported experiencing constipation while using their current opioid regimen, and 45% reported less than 3 bowel movements per week. Opioids are considered to be effective analgesics for the management of moderate-to-severe chronic pain, and one of the most common side effects of opioids is constipation.

About Methylnaltrexone

Methylnaltrexone selectively displaces opioids from the mu-opioid receptors outside the CNS, including those located in the gastrointestinal tract, thereby decreasing their constipating effects. Because of its chemical structure, methylnaltrexone has not been shown to affect the opioid-mediated analgesic effects on the CNS.

About RELISTOR

RELISTOR (methylnaltrexone bromide or methylnaltrexone) subcutaneous injection is approved in the United States for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, Australia and Brazil. Applications in additional countries are pending.

Important Safety Information for RELISTOR

– RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction
– If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician
– Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients. Use of RELISTOR with caution in patients with known or suspected lesions of the GI tract
– Use of RELISTOR has not been studied in patients with peritoneal catheters
– The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%)
– Safety and efficacy of RELISTOR have not been established in pediatric patients
– RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond 4 months has not been studied.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward supportive care, oncology and virology. Progenics is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation. RELISTOR is now approved in over 50 countries, including the U.S., E.U., Canada, Australia and Brazil. Progenics is pursuing strategic alternatives for RELISTOR, including licensing, collaboration, strategic alliances and U.S. commercialization or co-promotion, following termination of its 2005 collaboration with Wyeth Pharmaceuticals*, which is continuing manufacturing, sales, marketing, clinical, and certain development and regulatory activities for RELISTOR during the transition. Ono Pharmaceutical Co., Ltd. has an exclusive license from Progenics for development and commercialization of subcutaneous RELISTOR in Japan. In oncology, the Company is conducting a phase 1 clinical trial of PSMA ADC, a human monoclonal antibody-drug conjugate for the treatment of prostate cancer. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. In virology, Progenics is also developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody which binds to co-receptor CCR5 to inhibit human immunodeficiency virus (HIV) infection. PRO 140 is currently in phase 2 clinical testing. In early development, Progenics is evaluating novel antibodies to toxins produced by the bacteria C. difficile, as well as single-agent multiplex PI3-Kinase inhibitors as a potential strategy to combat some of the most aggressive forms of cancer, and is also seeking to identify novel inhibitors of HCV entry.

PROGENICS DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of our products; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; the risk that we may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned; the risk that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, or that our rights to in-licensed intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and we assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

* Wyeth is now part of Pfizer Inc.

Editors Note:

For more information, please visit www.progenics.com.
For more information about RELISTOR, please visit www.RELISTOR.com.